SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

June 12, 2019

(Date of Report)

VIVA ENTERTAINMENT GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-163815	98-0642409
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

143-41 84th Drive, Briarwood, New York 11435

(Address of principal executive offices)

Registrant's telephone number, including area code: 347-681-1668

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events

Registrant recently retired two convertible debt obligations. The first note was issued on February 7, 2017 in the amount of $40,000 to Crossover Promotions and was settled for a one-time cash payment of $30,000. Under the terms of the note, the Holder was entitled to convert the debt plus accrued interest into common stock at a price equal to 40% of the average of the lowest traded price on the primary trading market on which the Company’s Common Stock is quoted for the two (2) trading days immediately prior to conversion. Retiring this obligation prevented the issuance of over 5 million shares of common stock which would have been issuable on conversion.

The second note was issued February 10, 2017 in the amount of $25,000 to Mercedes Benitez, of which $20,000 remained issued and outstanding, which was settled for a one-time cash payment of $10,000. Under the terms of the note, the Holder was entitled to convert the debt plus accrued interest into common stock at a price equal to 40% of the average of the lowest traded price on the primary trading market on which the Company’s Common Stock is quoted for the two (2) trading days immediately prior to conversion. Retiring this obligation prevented the issuance of over 2.5 million shares of common stock which would have been issuable on conversion.

Registrant also repaid $31,000 to Soleil J. Bremart which had been loaned to the company for short-term general working capital purposes. Ms. Bremart is the spouse of the company’s Chief Executive Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Dated June 13, 2019

VIVA ENTERTAINMENT GROUP, INC. By: /s/ Johnny Falcones Johnny Falcones Chief Executive Officer

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